Exhibit 99.1

MBIA Inc. Reports Second Quarter 2012 Financial Results

Highlights

  MBIA Inc.’s (the Company’s) Adjusted Book Value (ABV), a non-GAAP measure, was $31.23 per share at June 30, 2012 compared with $32.00 per share at March 31, 2012.
  MBIA Inc.’s adjusted pre-tax loss, a non-GAAP measure, was $152 million for the second quarter of 2012 compared with adjusted pre-tax income of $161 million for the second quarter of 2011.
  MBIA Inc. recorded net income available to common shareholders of $581 million, or $2.98 per share, for the second quarter of 2012, compared with net income of $137 million, or $0.68 per share, for the second quarter of 2011.
  During the second quarter of 2012, MBIA Insurance Corporation (MBIA Corp.) commuted $8.5 billion of insured exposure, all of which had been previously agreed to and disclosed. The commutations primarily comprised CMBS, CRE CDO, ABS CDO and subprime RMBS transactions. Commutations and agreements to commute insured exposures have totaled $67.6 billion since the beginning of the fourth quarter of 2008.

ARMONK, N.Y.--(BUSINESS WIRE)--August 8, 2012--MBIA Inc. (NYSE: MBI) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $31.23 per share at June 30, 2012 compared with $32.00 per share at March 31, 2012. Book value per share was $12.92 as of June 30, 2012.

MBIA Inc.’s adjusted pre-tax loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) for the second quarter of 2012 was $152 million compared with adjusted pre-tax income of $161 million for the second quarter of 2011. The reduction in ABV and the adjusted pre-tax loss for the three months ended June 30, 2012 were driven primarily by losses on insured exposures. ABV and adjusted pre-tax income provide investors with additional views of the Company’s operating results that management finds useful in measuring financial performance.

Net income available to common shareholders for the second quarter of 2012 was $581 million, or $2.98 per share, compared with net income of $137 million, or $0.68 per share, for the second quarter of 2011. The Company’s results for the second quarter of 2012 were driven by $1.2 billion in pre-tax unrealized gains on insured credit derivatives. The unrealized gains on insured credit derivatives resulted from a combination of gains associated with commutations of insured exposures and the impact of a worsened market perception of MBIA Corp.’s credit quality. The Company is required to adjust the values of its derivative liabilities for the market's perception of its non-performance risk. The decrease in the value of the derivative liabilities attributable to the change in non-performance risk is reflected as a pre-tax unrealized gain on the income statement.

“In the second quarter, we continued to see reductions in potential risks and sources of volatility in our business,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “As a result of commutation activity, our exposures to the riskiest CMBS pools and ABS CDOs have been reduced substantially. At this point, the CMBS exposures with the most significant potential future claims are with a single counterparty – a Bank of America subsidiary – whose affiliate, Countrywide, is currently in default of its contractual obligations to repurchase billions of dollars of ineligible mortgages from securitizations insured by MBIA Corp.

“Beyond these issues, the insured portfolio in MBIA Corp. is approaching stability and National’s is performing in line with our expectations. The most significant litigation over the formation of National, the Article 78 proceeding, concluded in June and we are awaiting a decision from the Court. In the meantime, our fraud and breach of contract case against Bank of America and Countrywide is moving towards a 2013 trial,” Mr. Chaplin continued. “Insured claims on second- lien RMBS resumed their decline in the quarter, and an asset sale initiative at the holding company level bolstered its liquidity position.”

Year-to-Date Results

Net income available to common shareholders for the six months ended June 30, 2012 was $591 million, or $3.03 per share, compared with a net loss of $1.1 billion, or $5.70 per share, for the six months ended June 30, 2011. Net income for the six months ended June 30, 2012 and the net loss for the six months ended June 30, 2011 were, in each case, driven primarily by pre-tax unrealized changes to the fair value of insured derivatives. In the first six months of 2012, the Company recorded a $1.5 billion unrealized gain on insured credit derivatives compared with an unrealized loss of $1.3 billion in the first half of 2011.

The adjusted pre-tax loss for the six months ended June 30, 2012 was $700 million compared with adjusted pre-tax income of $185 million in the comparable period of 2011. The unfavorable change for the six months ended June 30, 2012 was primarily due to increased reserves and impairments on insured exposures, an increase in operating expenses due to a significant increase in legal and litigation-related costs, lower net investment income and an increase in net investment losses related to other-than-temporary impairments.

Second Quarter 2012 Segment Results

The following is a summary of pre-tax results by segment for the second quarter of 2012:

$ in millions		Structured
	U.S. Public	Finance and	Advisory
	Finance	International	Services	Corporate	Wind-down	Consolidated
2Q 2012 Pre-tax Income (Loss)	$148	$645	$0	$28	$(81)	$795
2Q 2011 Pre-tax Income (Loss)	$144	$(125)	$(3)	$(1)	$(167)	$(147)

Second Quarter 2012 Adjusted Pre-Tax Income

The following is a summary of adjusted pre-tax income for the second quarter of 2012 where such results differ from pre-tax income calculated in accordance with GAAP. Adjusted pre-tax income is equal to GAAP pre-tax income for the U.S. Public Finance, Advisory Services, Corporate and Wind-down segments.

$ in millions	Structured
	Finance and
	International	Consolidated
2Q 2012 Adj. Pre-tax Income (Loss)	$(300)	$(152)
2Q 2011 Adj. Pre-tax Income (Loss)	$188	$161

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National Public Finance Guarantee Corp. (National) subsidiary.

The U.S. public finance insurance segment recorded $148 million of pre-tax income in the second quarter of 2012 compared with $144 million of pre-tax income in the second quarter of 2011. The modest improvement in pre-tax income in the second quarter of 2012 resulted from an increase in total premiums earned driven by higher refunding volume, partially offset by an increase in legal and litigation-related costs and expenses and a reduced benefit from loss and loss adjustment expenses.

Total premiums earned in the U.S. public finance insurance segment were $130 million in the second quarter of 2012, up 23 percent from $106 million of total premiums earned in the second quarter of 2011, as a decrease in scheduled premiums earned was more than offset by an increase in refunding premiums earned.

Net investment income for the U.S. public finance insurance segment increased 4 percent to $56 million in the second quarter of 2012 from $54 million in the comparable period of 2011, primarily due to a higher yield on the $1.6 billion secured loan with MBIA Corp. relative to the previously invested assets.

The U.S. public finance insurance segment’s loss and loss adjustment expenses were a benefit of $3 million in the second quarter of 2012 compared with a benefit of $9 million in the second quarter of 2011.

Expenses associated with the amortization of deferred acquisition costs totaled $26 million in the second quarter of 2012, up 13 percent from $23 million in the second quarter of 2011 and in line with insured portfolio amortization.

Operating expenses were $28 million in the second quarter of 2012, compared with $19 million in the comparable period of 2011. The increase in operating expenses was driven by higher legal and litigation-related costs and expenses.

As of June 30, 2012, National’s statutory capital was $3.0 billion and its claims-paying resources (as described in the attached Explanation of Non-GAAP Financial Measures) totaled $5.7 billion.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. and its subsidiaries.

The structured finance and international insurance segment had an adjusted pre-tax loss of $300 million for the second quarter of 2012 compared with adjusted pre-tax income of $188 million for the second quarter of 2011. Premiums earned, net investment income, fees and reimbursements, and premiums and fees on insured derivatives totaled $138 million in the second quarter of 2012. All other line items in the aggregate, except losses and credit impairments (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures), had a net $132 million negative impact on the adjusted pre-tax loss. Losses, credit impairments and loss-related expenses on insured exposures totaled $306 million in the second quarter of 2012, compared with a benefit of $150 million in the second quarter of 2011.

The following is a summary of MBIA Corp.’s insured portfolio economic loss activity in the second quarter. Economic losses for a reporting period represent the change in the Company’s estimate of the present value of expected net future claims payments without regard to the manner in which they are presented in the Company’s financial statements.

2Q 2012 Economic Loss (Benefit)
Activity
	Second-Lien
($ in millions)	RMBS	ABS CDOs	CMBS	Other*	Total
Change in Expected Payments	$41	$2	$175	$66	$284
Change in Expected Salvage	26	(2)	(4)	2	22
Total Economic Losses (Benefit)	$67	$0	$171	$68	$306
* includes first-lien RMBS

In the second quarter, the Company increased its expectations of future payments on second-lien RMBS exposures by $41 million reflecting slower than expected declines in early stage delinquencies within these transactions. Expected salvage declined by $26 million reflecting a reduction in anticipated recoveries on certain insured transactions sponsored by GMAC Mortgage, LLC and Residential Funding Company, LLC following their bankruptcy filings and a decrease in expected recoveries from excess spread due to faster principal repayment on the underlying loans, partially offset by an increase in expected recoveries from contractual claims related to ineligible mortgage loans improperly included in the insured securitizations. The Company’s estimates for expected recoveries related to “put-backs” of ineligible mortgage loans totaled $3.2 billion as of June 30, 2012. However, based on its assessment of the strength of its contract claims, the Company continues to believe it is entitled to collect the full amount of its cumulative incurred losses on these transactions, which totaled $4.9 billion as of June 30, 2012.

In the second quarter of 2012, the Company estimated $171 million of incremental economic losses on certain insured transactions backed by pools of CMBS. The increase reflects additional deterioration within some insured transactions.

Included in the $68 million of “Other” economic loss activity was approximately $57 million of losses on insured first-lien mortgage loan securitizations where recoveries of advances by the servicers of the underlying loans led to higher than expected loss severities.

Portions of the $306 million of total economic losses are on policies subject to insurance accounting while other amounts relate to losses on insured VIEs or insured credit derivatives for which GAAP specifies different accounting. The following is a summary of second quarter economic losses based on those categories:

2Q 2012 Economic Losses (Benefit)
$ in millions

Change in Expected Payments	$86
Change in Insurance Recoveries	(21)
Loss & LAE Expense on Policies Subject to Insurance Accounting	$65

Credit Impairments on Insured VIEs	$81

Credit Impairments on Insured Credit Derivatives	$160
LAE on Insured Credit Derivatives	0
Credit Impairments and LAE on Insured Credit Derivatives	$160

Total Economic Losses (Benefit)	$306

Net payment activity on second-lien RMBS exposures consisted of the following:

$ in millions	Q2 2011	Q1 2012	Q2 2012
Paid Claims	$213	$169	$139
Collections on Paid Claims	(9)	(7)	(6)
Paid LAE (net of collections)	22	14	35
Net Payments	$226	$176	$168

Claims payments on insured second-lien RMBS exposures totaled $139 million in the second quarter of 2012 compared with $169 million in the first quarter of 2012 and $213 million in the second quarter of 2011.

As of June 30, 2012, MBIA Corp.’s statutory balance sheet reflected $1.3 billion in cash and invested assets including $534 million of cash, short-term investments and other highly liquid investments available to meet liquidity demands, and excluding amounts held by subsidiaries. The payments made to counterparties in connection with commutations of insured exposures since the end of 2011 were primarily funded through increases to the outstanding balance of a secured loan from National to MBIA Corp., which currently totals $1.6 billion. The Company believes that MBIA Corp.’s liquidity resources, including expected cash inflows, will adequately provide for anticipated cash outflows.

MBIA Corp. had statutory capital of $1.7 billion and claims-paying resources totaling $5.2 billion at June 30, 2012.

Advisory Services

The Company’s Advisory Services business is primarily conducted in its Cutwater Asset Management subsidiaries. Cutwater recorded pre-tax income of $299 thousand in the second quarter of 2012 compared with a pre-tax loss of $3 million in the second quarter of 2011. The improvement in pre-tax income in the second quarter of 2012 compared with the second quarter of 2011 was primarily the result of a $4 million non-recurring fee from a non-insurance affiliate.

Cutwater’s third-party average assets under management in the second quarter totaled $20.0 billion, down 5 percent from $21.0 billion in the first quarter of 2012.

Corporate Segment

The Corporate segment comprises MBIA Inc.’s holding company activities and certain subsidiaries, including Optinuity Alliance Resources Corporation. The Corporate segment recorded pre-tax income of $28 million in the second quarter of 2012 compared with a pre-tax loss of $1 million in the second quarter of 2011. The improvement in the Corporate segment's pre-tax income was driven by a $35 million fee paid by the Company’s conduit segment in the second quarter of 2012 for administrative and other services. The fees for these services may vary significantly from period to period.

As of June 30, 2012, the corporate activities of MBIA Inc. had $290 million of cash and highly liquid assets available for general corporate liquidity purposes.

Wind-down Operations

The Company’s wind-down operations comprise its ALM and Conduit businesses, both of which are in run-off.

The Company’s wind-down operations recorded a pre-tax loss of $81 million in the second quarter of 2012 compared with a pre-tax loss of $167 million in the second quarter of 2011. The pre-tax loss in the second quarter of 2012 was driven by a $59 million net loss on financial instruments at fair value and foreign exchange resulting primarily from losses on asset sales to the Corporate segment and $35 million in VIE operating expenses resulting from a fee paid to a non-insurance affiliate for administrative and other services, partially offset by $33 million in net gains on the extinguishment of debt. The losses on asset sales to the Corporate segment are not reflected in the Company’s consolidated financial statements due to intercompany eliminations. The pre-tax loss in the second quarter of 2011 was driven by a $133 million net loss on financial instruments at fair value and foreign exchange, primarily from mark-to-market losses resulting from a combination of an improved market perception of MBIA Corp.'s credit quality as well as adverse movements in interest rates and currency exchange rates.

Ongoing negative net interest spread in the ALM business, a portion of which is included in the $59 million net loss on financial instruments at fair value and foreign exchange, totaled approximately $32 million in the quarter.

As of June 30, 2012, the ALM business had cash and short-term investments of $330 million, of which $46 million was not pledged directly as collateral. An additional $327 million of cash and short-term investments as of June 30, 2012 was pledged to a swap counterparty and netted against the derivative liability in the Company’s financial statements.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, August 9, 2012 at 8:00 AM (EDT) to discuss its second quarter financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 10806207. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on August 9 until 11:59 p.m. on August 23 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 10806207. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, whether the Company will realize, or will be delayed in realizing, insurance loss recoveries expected in disputes with sellers/servicers of RMBS transactions at the levels recorded in its financial statements, the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios and in particular, due to the performance of CDOs including multi-sector, CMBS and CRE CDOs and RMBS, the failure to obtain regulatory approval to implement our risk reduction and liquidity strategies, the possibility that loss reserve estimates are not adequate to cover potential claims, the Company’s ability to access capital and the Company’s exposure to significant fluctuations in liquidity and asset values within the global credit markets, in particular in the ALM business, the Company’s ability to fully implement its strategic plan, including its ability to achieve high stable ratings for National or any other insurance subsidiaries, and the Company’s ability to commute certain of its insured exposures, including as a result of limited available liquidity, the Company’s ability to favorably resolve litigation claims against the Company, and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. The Company services its clients around the globe with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income: Adjusted pre-tax income, a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income. The Company uses adjusted pre-tax income as a measure of fundamental periodic financial performance. Adjusted pre-tax income adjusts GAAP pre-tax income to remove the effects of consolidating insured VIEs and gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income is not a substitute for and should not be viewed in isolation from GAAP pre-tax income and the Company’s definition of adjusted pre-tax income may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual payments for the period plus the present value of the Company’s estimate of expected future claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and LAE for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(dollars in millions except per share amounts)

	June 30, 2012	December 31, 2011
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost
$4,724 and $6,259)	$4,912	$6,177
Fixed-maturity securities at fair value	227	295
Investments pledged as collateral, at fair value (amortized cost $397 and $642)	308	543
Short-term investments held as available-for-sale, at fair value (amortized
cost $1,591 and $1,577)	1,596	1,571
Other investments (includes investments at fair value of $50 and $96)	61	107
Total investments	7,104	8,693

Cash and cash equivalents	269	473
Premiums receivable	1,262	1,360
Deferred acquisition costs	324	351
Insurance loss recoverable	3,212	3,046
Property and equipment, at cost (less accumulated depreciation of $142 and $139)	70	69
Deferred income taxes, net	1,396	1,745
Other assets	254	243
Assets of consolidated variable interest entities:
Cash	145	160
Investments held-to-maturity, at amortized cost
(fair value $2,896 and $3,489)	3,051	3,843
Fixed-maturity securities held as available-for-sale, at fair value
(amortized cost $567 and $473)	537	432
Fixed-maturity securities at fair value	1,733	2,884
Loans receivable at fair value	1,903	2,046
Loan repurchase commitments	1,032	1,077
Derivative assets	1	450
Other assets	2	1
Total assets	$22,295	$26,873

Liabilities and Equity
Liabilities:
Unearned premium revenue	$3,208	$3,515
Loss and loss adjustment expense reserves	835	836
Investment agreements	1,171	1,578
Medium-term notes (includes financial instruments carried at
fair value $151 and $165)	1,566	1,656
Securities sold under agreements to repurchase	-	287
Long-term debt	1,837	1,840
Derivative liabilities	3,329	5,164
Other liabilities	407	391
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried
at fair value $3,638 and $4,754)	7,227	8,697
Long-term debt	-	360
Derivative liabilities	186	825
Other liabilities	4	1
Total liabilities	19,770	25,150

Equity:
Preferred stock, par value $1 per share; authorized shares–10,000,000;
issued and outstanding – none	-	-
Common stock, par value $1 per share; authorized shares–400,000,000;
issued shares – 275,479,642 and 274,896,162	275	275
Additional paid-in capital	3,071	3,072
Retained earnings	1,396	805
Accumulated other comprehensive income (loss), net of deferred
tax of $9 and $105	36	(176)
Treasury stock, at cost – 81,732,274 and 81,752,966 shares	(2,275)	(2,276)
Total shareholders' equity of MBIA Inc.	2,503	1,700
Preferred stock of subsidiary and noncontrolling interest	22	23
Total equity	2,525	1,723
Total liabilities and equity	$22,295	$26,873

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three months ended June 30, 2012	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$57	$59	$-	$-	$-	$116	$(6)	$110
Refunding premiums earned	73	-	-	-	-	73	(12)	61
Total premiums earned	130	59	-	-	-	189	(18)	171
Net investment income	56	6	-	6	13	81	(21)	60
Fees and reimbursements	2	41	16	56	-	115	(95)	20
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	-	(428)	-	-	-	(428)	-	(428)
Unrealized gains (losses) on insured derivatives	-	1,203	-	-	-	1,203	-	1,203
Net change in fair value of insured derivatives	-	775	-	-	-	775	-	775
Net gains (losses) on financial instruments at
fair value and foreign exchange	11	(14)	-	3	(59)	(59)	53	(6)
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(2)	-	-	-	(2)	-	(2)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	-	-	-	(1)	(1)	-	(1)
Net investment losses related to
other-than-temporary impairments	-	(2)	-	-	(1)	(3)	-	(3)
Other net realized gains (losses)	-	-	-	5	1	6	-	6
Revenues of consolidated VIEs:
Net investment income	-	14	-	-	2	16	1	17
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	(36)	-	-	-	(36)	2	(34)
Net gains (losses) on extinguishment of debt	-	-	-	-	33	33	-	33
Total revenues	199	843	16	70	(11)	1,117	(78)	1,039

Expenses:
Losses and loss adjustment	(3)	65	-	-	-	62	-	62
Amortization of deferred acquisition costs	26	31	-	-	-	57	(42)	15
Operating	28	28	16	28	5	105	(27)	78
Interest	-	59	-	14	26	99	(28)	71
Expenses of consolidated VIEs:
Operating	-	4	-	-	35	39	(36)	3
Interest	-	11	-	-	4	15	-	15

Total expenses	51	198	16	42	70	377	(133)	244

Pre-tax income (loss)	$148	$645	$-	$28	$(81)	$740	$55	795

Provision (benefit) for income taxes								214

Net income (loss)								$581

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three months ended June 30, 2011	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$75	$55	$-	$-	$-	$130	$(14)	$116
Refunding premiums earned	31	8	-	-	-	39	(6)	33
Total premiums earned	106	63	-	-	-	169	(20)	149
Net investment income	54	17	-	(1)	20	90	5	95
Fees and reimbursements	2	26	17	23	-	68	(57)	11
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	1	(192)	-	-	-	(191)	-	(191)
Unrealized gains (losses) on insured derivatives	-	116	-	-	-	116	-	116
Net change in fair value of insured derivatives	1	(76)	-	-	-	(75)	-	(75)
Net gains (losses) on financial instruments at
fair value and foreign exchange	14	-	-	16	(133)	(103)	-	(103)
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(2)	-	-	(4)	(6)	-	(6)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	-	-	-	(14)	(14)	-	(14)
Net investment losses related to
other-than-temporary impairments	-	(2)	-	-	(18)	(20)	-	(20)
Revenues of consolidated VIEs:
Net investment income	-	13	-	-	3	16	-	16
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	18	-	-	2	20	2	22
Other net realized gains (losses)	-	-	-	-	-	-	3	3

Total revenues	177	59	17	38	(126)	165	(67)	98

Expenses:
Losses and loss adjustment	(9)	59	-	-	-	50	-	50
Amortization of deferred acquisition costs	23	40	-	-	-	63	(40)	23
Operating	19	32	20	25	3	99	(24)	75
Interest	-	34	-	14	33	81	(6)	75
Expenses of consolidated VIEs:
Operating	-	8	-	-	1	9	(2)	7
Interest	-	11	-	-	4	15	-	15

Total expenses	33	184	20	39	41	317	(72)	245

Pre-tax income (loss)	$144	$(125)	$(3)	$(1)	$(167)	$(152)	$5	(147)

Provision (benefit) for income taxes								(284)

Net income (loss)								$137

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Six months ended June 30, 2012	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$116	$105	$-	$-	$-	$221	$(15)	$206
Refunding premiums earned	120	-	-	-	-	120	(17)	103
Total premiums earned	236	105	-	-	-	341	(32)	309
Net investment income	110	14	-	7	30	161	(39)	122
Fees and reimbursements	3	66	29	79	-	177	(150)	27
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	-	(432)	-	-	-	(432)	-	(432)
Unrealized gains (losses) on insured derivatives	-	1,506	-	-	-	1,506	-	1,506
Net change in fair value of insured derivatives	-	1,074	-	-	-	1,074	-	1,074
Net gains (losses) on financial instruments at
fair value and foreign exchange	21	3	-	8	(132)	(100)	75	(25)
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(3)	-	-	(52)	(55)	-	(55)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	(38)	-	-	(4)	(42)	-	(42)
Net investment losses related to
other-than-temporary impairments	-	(41)	-	-	(56)	(97)	-	(97)
Other net realized gains (losses)	-	1	-	5	-	6	-	6
Revenues of consolidated VIEs:
Net investment income	-	27	-	-	5	32	2	34
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	(67)	-	-	-	(67)	6	(61)
Net gains (losses) on extinguishment of debt	-	-	-	-	33	33	-	33
Total revenues	370	1,182	29	99	(120)	1,560	(138)	1,422

Expenses:
Losses and loss adjustment	11	148	-	-	-	159	-	159
Amortization of deferred acquisition costs	49	57	-	-	-	106	(78)	28
Operating	108	85	33	52	9	287	(52)	235
Interest	-	113	-	29	56	198	(53)	145
Expenses of consolidated VIEs:
Operating	-	11	-	-	35	46	(37)	9
Interest	-	22	-	-	8	30	-	30

Total expenses	168	436	33	81	108	826	(220)	606

Pre-tax income (loss)	$202	$746	$(4)	$18	$(228)	$734	$82	816

Provision (benefit) for income taxes								225

Net income (loss)								$591

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Six months ended June 30, 2011	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$152	$122	$-	$-	$-	$274	$(31)	$243
Refunding premiums earned	43	8	-	-	-	51	(8)	43
Total premiums earned	195	130	-	-	-	325	(39)	286
Net investment income	112	48	-	-	41	201	8	209
Fees and reimbursements	4	53	32	45	-	134	(109)	25
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	1	(547)	-	-	-	(546)	-	(546)
Unrealized gains (losses) on insured derivatives	-	(1,307)	-	-	-	(1,307)	-	(1,307)
Net change in fair value of insured derivatives	1	(1,854)	-	-	-	(1,853)	-	(1,853)
Net gains (losses) on financial instruments at
fair value and foreign exchange	17	33	-	39	(216)	(127)	-	(127)
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(2)	-	-	(11)	(13)	-	(13)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	(2)	-	-	(18)	(20)	-	(20)
Net investment losses related to
other-than-temporary impairments	-	(4)	-	-	(29)	(33)	-	(33)
Net gains (losses) on extinguishment of debt	-	-	-	-	24	24	2	26
Other net realized gains (losses)	-	1	-	-	4	5	-	5
Revenues of consolidated VIEs:
Net investment income	-	27	-	-	7	34	-	34
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	(113)	-	-	12	(101)	16	(85)
Other net realized gains (losses)	-	-	-	-	-	-	3	3

Total revenues	329	(1,679)	32	84	(157)	(1,391)	(119)	(1,510)

Expenses:
Losses and loss adjustment	(5)	19	-	-	-	14	-	14
Amortization of deferred acquisition costs	41	73	-	-	-	114	(75)	39
Operating	38	69	36	50	6	199	(49)	150
Interest	-	67	-	30	66	163	(13)	150
Expenses of consolidated VIEs:
Operating	-	18	-	-	2	20	(3)	17
Interest	-	21	-	-	9	30	-	30

Total expenses	74	267	36	80	83	540	(140)	400

Pre-tax income (loss)	$255	$(1,946)	$(4)	$4	$(240)	$(1,931)	$21	(1,910)

Provision (benefit) for income taxes								(772)

Net income (loss)								$(1,138)

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION (1)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Adjusted total revenues	$317	$178	$432	$509
Adjusted total expenses	469	17	1,132	324
Adjusted pre-tax income (loss)	(152)	161	(700)	185
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	29	43	33	58
Mark-to-market gain (loss) on insured credit derivatives	1,203	88	1,506	(1,503)
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	285	439	23	650
Pre-tax income (loss)	$795	$(147)	$816	$(1,910)

STRUCTURED FINANCE & INTERNATIONAL INSURANCE (MBIA CORP.)
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION (1)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Adjusted total revenues	$122	$143	$214	$357
Adjusted total expenses	422	(45)	960	189
Adjusted pre-tax income (loss)	(300)	188	(746)	168
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	27	38	9	39
Mark-to-market gain (loss) on insured credit derivatives	1,203	88	1,506	(1,503)
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	285	439	23	650
Pre-tax income (loss)	$645	$(125)	$746	$(1,946)

(1) A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:

	June 30,	December 31,
	2012	2011	Change

Reported Book Value	$12.92	$8.80	$4.12

Adjustments for items included in book value per share (after-tax):

Cumulative net loss from consolidating certain VIEs (1)	0.78	0.82	($0.04)

Cumulative unrealized loss on insured credit derivatives	11.02	16.12	($5.10)

Net unrealized (gains) losses included in OCI	(0.39)	0.85	($1.24)

Adjustments for items not included in book value per share (after-tax):

Net unearned premium revenue (2) (3)	10.49	11.65	($1.16)

Cumulative impairments on insured credit derivatives	(3.59)	(3.74)	$0.15

Adjusted Book Value (4)	$31.23	$34.50	($3.27)

(1)	Represents the impact on consolidated total equity of VIEs that are not considered business enterprises of the Company.
(2)

The discount rate on financial guarantee installment premiums was the risk free rate as defined by accounting principles for financial guarantee insurance contracts and the discount rate on insured derivative installment revenue and impairments was 5.0%.

(3)	The amounts consist of installment and upfront financial guarantee premiums, insured derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

Net Income (Loss) per Common Share:
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2012	2011	2012	2011
	Basic	$2.99	$0.69	$3.05	($5.70)
	Diluted	$2.98	$0.68	$3.03	($5.70)

Weighted-Average Number of Common Shares Outstanding:

	Basic	193,926,953	199,295,797	193,700,328	199,602,865
	Diluted	194,941,233	200,064,679	194,763,617	199,602,865

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation

	June 30, 2012	December 31, 2011

Policyholders' surplus	$1,643.2	$1,423.7
Contingency reserve	1,328.8	1,385.3

Statutory capital	2,972.0	2,809.0

Unearned premium reserve	2,284.4	2,484.9
Present value of installment premiums (1)	230.0	239.0

Premium resources (2)	2,514.4	2,723.9

Net loss and loss adjustment expense reserves (1)	(13.8)	(3.4)
Salvage reserves	182.4	161.2
Gross loss and loss adjustment expense reserves	168.6	157.8

Total claims-paying resources	$5,655.0	$5,690.7

Net debt service outstanding	$579,404.2	$635,653.0

Capital ratio (3)	195:1	226:1

Claims-paying ratio (4)	121:1	134:1

MBIA Insurance Corporation
	June 30, 2012	December 31, 2011

Policyholders' surplus	$1,239.0	$1,596.6
Contingency reserve	463.8	706.4

Statutory capital	1,702.8	2,303.0

Unearned premium reserve	594.0	607.1
Present value of installment premiums (5)	1,085.3	1,225.8

Premium resources (2)	1,679.3	1,832.9

Net loss and loss adjustment expense reserves (5)	(2,474.7)	(2,266.4)
Salvage reserves (6)	4,319.8	4,249.0
Gross loss and loss adjustment expense reserves	1,845.1	1,982.6

Total claims-paying resources	$5,227.2	$6,118.5

Net debt service outstanding	$152,830.5	$180,805.3

Capital ratio (3)	90:1	79:1

Claims-paying ratio (4)	33:1	33:1

(1)	At June 30, 2012 and December 31, 2011 the discount rate was 4.77%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	At June 30, 2012 and December 31, 2011 the discount rate was 5.59%.
(6)	The amount primarily consists of expected recoveries related to the Company's put-back claims of ineligible mortgage loans.

CONTACT:
MBIA Inc.
Media:
Kevin Brown, +1-914-765-3648
or
Investor Relations:
Greg Diamond, +1-914-765-3190